The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until a final prospectus supplement is delivered. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 7, 1999


PROSPECTUS SUPPLEMENT


(TO PROSPECTUS DATED JULY 7, 1999)



                                  $300,000,000


                        GREAT LAKES CHEMICAL CORPORATION

                                    % NOTES DUE 2009
                                                            [GLCC LOGO]

                               ------------------


     The notes will mature on                     , 2009. Interest on the notes
is payable semiannually on                     and                     ,
beginning                     , 1999. Great Lakes may redeem some or all of the
notes at any time. The redemption price is described under the heading "Description of Notes -- Redemption" on page S-7 of this prospectus supplement. There is no sinking fund.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                                                  PER NOTE                TOTAL
                                                                  --------        ----------------------
Public Offering Price                                                %                      $
Underwriting Discount                                                %                      $
Proceeds to Great Lakes (before expenses)                            %                      $


     Interest on the notes will accrue from                     , 1999 to date
of delivery.


                               ------------------


     The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about
               , 1999.


                               ------------------

                              SALOMON SMITH BARNEY

BEAR, STEARNS & CO. INC.                                    GOLDMAN, SACHS & CO.

               , 1999

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE AFTER THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                               ------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT
The Company.................................................   S-3
Recent Developments.........................................   S-4
Use of Proceeds.............................................   S-5
Capitalization..............................................   S-5
Summary Financial Information...............................   S-6
Description of Notes........................................   S-7
Underwriting................................................  S-12
Legal Matters...............................................  S-13
PROSPECTUS
About This Prospectus.......................................     2
Where You Can Find More Information.........................     3
Great Lakes Chemical Corporation............................     4
Use of Proceeds.............................................     4
Ratio of Earnings to Fixed Charges..........................     4
Description of Debt Securities..............................     5
Description of Debt Warrants................................    18
Description of Common Stock and Rights......................    19
Description of Stock Warrants...............................    22
Description of Currency Warrants............................    23
Plan of Distribution........................................    25
Legal Matters...............................................    26
Experts.....................................................    26


     Our principal executive offices are located at 500 East 96th Street, Suite 500, Indianapolis, Indiana 46240 and our telephone number is (317) 715-3000.

                               ------------------


     DELIVERY OF THE NOTES IS EXPECTED TO BE ON OR ABOUT                  ,
WHICH WILL BE THE   BUSINESS DAY FOLLOWING THE DATE OF PRICING OF THE NOTES. YOU
SHOULD NOTE THAT TRADING OF THE NOTES ON THE DAY OF PRICING AND THE SUCCEEDING BUSINESS DAYS MAY BE AFFECTED BY THIS DELAYED SETTLEMENT. SEE "UNDERWRITING."

                                  THE COMPANY

     Great Lakes Chemical Corporation is a customer-focused supplier of innovative specialty chemical solutions. Our broad range of products includes flame retardants and other polymer additives, water treatment chemicals, performance and fine chemicals, fire extinguishants and products and services for oil and gas drilling. We serve customers and markets through a global network of integrated sales, production, research, technical service and distribution facilities.

     Recently, we took a number of actions to continue the process of focusing on our core specialty chemicals businesses and positioning these operations to achieve higher growth and profitability, including:

     - appointing a new chief executive officer and senior management team

     - realigning our business units to focus more directly on customer needs

     - completing the spin-off of our Petroleum Additives business unit (Octel), as well as disposing of our Eastern European trading operation (Chemol) and the environmental services business

     - initiating a restructuring program that targets a $40 million annual improvement in operating income

     We are organized into four global business units:


          Polymer Additives. Our Polymer Additives business unit is a leading worldwide developer, producer and marketer of brominated, intumescent and antimony based flame retardants and antioxidants, UV absorbers and light stabilizers. These products have unique properties that improve the quality of a variety of end-user products, including computer and business equipment, consumer appliances, packaging, textile, building and construction and transportation equipment. We engineer customer solutions that impart performance enhancing characteristics, such as combustion resistance and color consistency. Our polymer additives products are the result of quality-driven manufacturing processes and expert technical service, which we believe promotes customer satisfaction.



          Performance Chemicals. Our Performance Chemicals business unit is a collection of individual businesses providing a broad range of specialty and fine chemicals for applications in the following end markets: electronics, photographic papers and films, data processing, agrochemicals, pharmaceuticals and food and other consumer products. We believe these markets offer growth opportunities for our high-margin, value added products and services. These products and services meet highly specific requirements -- from creating complex organic molecules to developing and piloting economical manufacturing processes for pharmaceutical, agrochemical and industrial chemical applications. Advances in our manufacturing technologies make Great Lakes Chemical a leading choice for companies that outsource their complex chemical production needs.



          Water Treatment. Our Water Treatment business unit is the world's leading provider of recreational water care products to consumers. We market our popular pool and spa products throughout North America, Europe, South Africa and Australia. Our vertically integrated water treatment organization sells necessary products and services including sanitizers, oxidizers, balancers and algaecides for applications in pools, spas, hot tubs, fountains and other recreational markets such as theme parks. We are also a premier formulator of bromine-based biocide applications for industrial water treatment, industrial and municipal wastewater treatment, pulp and paper and food processing, preservative intermediaries and home care. Our industrial customers are continuing to recognize the value of our specialty oxidizing biocides for a number of applications, particularly the cooling water and pulp and paper segments.

          Energy Services and Products. Our Energy Services and Products business unit, OSCA, is a leading marketer of bromine-based clear workover and completion fluids used in the production of oil and natural gas. Building on our worldwide leadership position in fluids with the addition of Marine Well Service, OSCA now offers a more comprehensive suite of completion services, including downhole tools and coiled tubing service. In addition, OSCA provides other ancillary well completion services, such as gravel packing, high-pressure fracturing, packing, well stimulation and coil-tube intervention.



     The following table shows net sales and operating income (before special charges) for our business units for 1998, 1997 and 1996 (in millions):



                                                 YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------
                                                                      OPERATING INCOME
                                          NET SALES               (BEFORE SPECIAL CHARGES)
                                ------------------------------    ------------------------
                                  1998       1997       1996       1998     1997     1996
                                --------   --------   --------    ------   ------   ------
Polymer Additives.............  $  584.2   $  553.9   $  536.8    $ 78.9   $ 92.9   $ 97.2
Performance Chemicals.........     314.8      282.7      247.2      70.2     51.1     38.5
Water Treatment...............     378.7      350.1      429.5      54.5     46.3     34.6
Energy Services and
  Products....................     115.7      112.9       95.9      11.0     20.3     19.1
                                --------   --------   --------    ------   ------   ------
     Total of reportable
       segments...............   1,393.4    1,299.6    1,309.4     214.6    210.6    189.4
Corporate and other...........       0.9       11.6       42.9     (24.2)   (19.0)    (5.5)
                                --------   --------   --------    ------   ------   ------
          Total...............  $1,394.3   $1,311.2   $1,352.3    $190.4   $191.6   $183.9
                                ========   ========   ========    ======   ======   ======



     Great Lakes Chemical Corporation is a Delaware corporation incorporated in 1933. Our principal executive offices are in Indianapolis, Indiana. We have a significant presence in foreign markets, principally Western Europe and Asia. Approximately one third of our assets and sales are outside the United States.


                              RECENT DEVELOPMENTS


     On May 3, 1999, we acquired NSC Technologies ("NSCT") from Monsanto Company for approximately $125 million in cash. NSCT develops, manufactures and sells chiral pharmaceutical intermediates and select bulk actives to pharmaceutical companies. NSCT's core chiral expertise in unnatural amino acids provides a broad platform from which it develops novel, high value-added intermediates and bulk actives for anti-viral, cardiovascular and oncology therapeutic drugs. NSCT is now part of our Performance Chemicals business unit.



     On May 5, 1999, we signed a definitive agreement to purchase FMC's Process Additives Division ("PAD") for $159 million in cash. The pending transaction will strengthen our Polymer Additives business unit by providing our polymer customers with a broader range of product offerings from a single supplier. In addition, this acquisition will more than double the industrial segment of the Water Treatment business unit. The transaction is subject to normal regulatory review and customary closing conditions and is expected to be completed by August 1999. PAD is a world leader in the production of phosphate ester flame retardants, flame retardant fluids and lubricant additives, as well as a leading supplier of specialty water treatment chemicals used in industrial applications and desalinization.



     On July 1, 1999, we completed the sale of our furfural and furfural derivatives business to Penn Specialty Chemicals, Inc. Included in the transaction are our operations in Memphis, Tennessee, Omaha, Nebraska and Harlan, Iowa, which collectively employ 225 people. This transaction, along with the other transactions mentioned above, furthers our business restructuring plans to boost productivity and extend our capabilities in the fine chemicals and polymer additives markets.



     On June 15, 1999, we announced that we have been cooperating since the spring of 1998 with the U.S. Department of Justice and the European Commission in their respective investigations of the bromine and brominated products industry. Both investigations were initiated after we self-reported to those agencies certain business practices that raised questions under antitrust laws.



     As a result of our cooperation, Great Lakes and its current directors and employees have been accepted into the Department of Justice's amnesty program. As such, we will be exempt from United States federal criminal prosecution and fines relating to the practices in question if we comply with certain conditions, including our continued full cooperation with the DOJ's investigation and policy requiring all reasonable remedial efforts. We believe we have fully complied with all applicable conditions to date and intend to continue full compliance. Concurrently, we are seeking favorable treatment under a program in the European Community that also rewards self-reporting and cooperation. Participation in these amnesty programs, does not, however, provide us with immunity from civil liability, including restitution claims. On July 1, 1999, a civil lawsuit was filed against Great Lakes in the U.S. District Court for the Western District of Arkansas claiming, among other things, that Great Lakes conspired with others in violation of the antitrust laws regarding the pricing of bromine and brominated products. The lawsuit purports to be a class action on behalf of United States purchasers of such products and seeks treble damages.


                                USE OF PROCEEDS


     We intend to use the net proceeds (after deducting the underwriting discount and estimated expenses) from the issue and sale of the notes offered
hereby, which we estimate at $     million, to pay off commercial paper and for
other general corporate purposes. On June 30, 1999, we had approximately $554 million of commercial paper outstanding, with a weighted average maturity of approximately 77 days and bearing a weighted average interest rate of approximately 4.94% per annum.


                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization as of March 31, 1999, and as adjusted to give effect to this offering (after deducting underwriting discounts and estimated offering expenses) and the anticipated application of the net proceeds. From time to time, we may issue additional debt or equity securities. The following information should be read in conjunction with our consolidated financial statements and related notes incorporated in this prospectus supplement by reference. See "Where You Can Find More Information" in the accompanying prospectus.



                                                                   MARCH 31, 1999
                                                                    (UNAUDITED)
                                                        ------------------------------------
                                                         ACTUAL    ADJUSTMENTS   AS ADJUSTED
                                                        --------   -----------   -----------
                                                                   (IN MILLIONS)
Notes payable.........................................  $    1.9
Commercial paper......................................     462.2
Industrial development bonds..........................      12.3
Other.................................................      22.8
Notes offered hereby..................................        --
                                                        --------       --         --------
     Total debt.......................................     499.2
                                                        --------       --         --------
Stockholders' equity..................................   1,066.4
                                                        --------       --         --------
       Total capitalization...........................  $1,565.6
                                                        ========       ==         ========

                         SUMMARY FINANCIAL INFORMATION


     This table shows summary financial information for each of the past five fiscal years and for the first quarters of this fiscal year and last fiscal year. The information for the full fiscal years is derived from our audited financial statements. The information for the interim periods is derived from our unaudited financial statements. This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement. See "Where You Can Find More Information" in the accompanying prospectus.



                                     THREE MONTHS
                                    ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                                  -------------------   ----------------------------------------------------
                                    1999       1998       1998       1997       1996       1995       1994
                                  --------   --------   --------   --------   --------   --------   --------
                                                            (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA
Net sales.......................  $  334.2   $  334.7   $1,394.3   $1,311.2   $1,352.3   $1,291.6   $1,097.1
Selling, administrative and
  research expenses.............      51.5       46.0      192.4      182.1      199.4      195.9      171.9
Operating income before special
  charges.......................      46.3       47.3      190.4      191.6      183.9      198.3      151.6
Special charges.................        --       15.5      116.5       49.8         --         --         --
Operating income................      46.3       31.8       73.9      141.8      183.9      198.3      151.6
Interest expense................       5.6        7.8       24.8       28.4       18.5       13.5        8.8
Income from continuing
  operations before income
  taxes.........................      47.0       27.5       66.2      117.2      184.0      200.2      169.7
Income taxes....................      16.0       10.3        9.8       45.4       63.4       68.0       44.0
                                  --------   --------   --------   --------   --------   --------   --------
Net income from continuing
  operations....................      31.0       17.2       56.4       71.8      120.6      132.2      125.7
Net income (loss) from
  discontinued operations.......        --       25.5       32.6      (14.9)     129.7      163.4      153.0
                                  --------   --------   --------   --------   --------   --------   --------
         Total net income.......  $   31.0   $   42.7   $   89.0   $   56.9   $  250.3   $  295.6   $  278.7
                                  ========   ========   ========   ========   ========   ========   ========
OTHER FINANCIAL DATA (CONTINUING
  OPERATIONS)
EBIT(a).........................  $   52.6   $   50.8   $  207.5   $  195.4   $  202.5   $  213.7   $  178.5
EBIT margin(b)..................      15.7%      15.2%      14.9%      14.9%      15.0%      16.5%      16.3%
EBITDA(c).......................  $   73.1   $   70.6   $  291.0   $  269.1   $  267.8   $  276.0   $  233.9
EBITDA margin(d)................      21.9%      21.1%      20.9%      20.5%      19.8%      21.4%      21.3%
Capital expenditures............  $   28.7   $   33.7   $  160.6   $  133.0   $  168.7   $  182.9   $   86.0
Depreciation and amortization...      20.5       19.8       83.5       73.7       65.3       62.3       55.4
Research expense................       9.0        9.8       42.3       41.8       43.1       41.3       39.4
Ratio of earnings to fixed
  charges.......................       6.2x       3.5x       2.6x       3.9x       6.8x       8.4x      11.3x
Ratio of EBITDA to interest
  expense.......................      13.1x       9.1x      11.7x       9.5x      14.5x      20.4x      26.6x
BALANCE SHEET DATA
Total assets....................  $1,963.7    2,316.2    2,004.6    2,270.4    2,352.7    2,179.9    1,810.8
Total debt......................     499.2      586.7      519.9      568.1      502.5      351.6      137.4
Stockholders' equity............   1,066.4    1,339.3    1,054.3    1,307.4    1,486.9    1,416.2    1,310.9


-------------------------


(a) EBIT represents income from continuing operations before special charges, interest expense and income tax expense.


(b)  EBIT margin is EBIT as a percentage of net sales.


(c) EBITDA represents income from continuing operations before special charges, interest expense, income tax expense, depreciation and amortization. We have included information concerning EBITDA because we believe it is used by certain investors as one measure of a company's historical ability to fund operations and meet its financial obligations. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to operating income or income from continuing operations as an indicator of our operating performance or cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.


(d)  EBITDA margin is EBITDA as a percentage of net sales.

                              DESCRIPTION OF NOTES


     We have summarized provisions of the notes below. This summary supplements and replaces (if inconsistent with) the description of the general terms and provisions of debt securities under the caption "Description of Debt Securities" in the accompanying prospectus.


GENERAL


     The notes will be issued under an indenture dated as of           , 1999
between us and First National Bank of Chicago, as trustee.



     The notes will mature in 2009 and will bear interest at      % per annum.
Interest on the notes will accrue from                , 1999. We:


     - will pay interest semiannually on                and                of
       each year, commencing                , 1999,

     - will pay interest to the person in whose name a note is registered at the
       close of business on the           or           preceding the interest
       payment date,

     - will compute interest on the basis of a 360-day year consisting of twelve 30-day months,

     - will make payments on the notes at the offices of the trustee, and

     - may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

     We will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The notes will not be subject to any sinking fund, and are subject to redemption at our option.

REDEMPTION

     The notes will be redeemable at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

     - 100% of the principal amount of the notes to be redeemed or


     - the sum of the present values of the Remaining Scheduled Payments on the notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the
       Treasury Rate plus      basis points.


     In each case, we will pay accrued interest to the date of redemption.


     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.


     "Comparable Treasury Price" means:


     - the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) as of the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or


     - If that release (or any successor release) is not published or does not contain such prices on that business day, (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

     "Independent Investment Banker" means one of the Reference Treasury Dealers that we appoint.

     "Reference Treasury Dealer" means each of Salomon Smith Barney Inc. (and its successors) and four other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by us. If, however, any of them shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.

     "Remaining Scheduled Payments" means the remaining scheduled payments of the principal of and interest on each note to be redeemed that would be due after the related redemption date but for such redemption. If the redemption date is not an interest payment date with respect to the note being redeemed, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued thereon to that redemption date.

     "Treasury Rate" means the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

     We will mail notice of a redemption not less than 30 days nor more than 60 days before the redemption date to holders of notes to be redeemed.

     If we are redeeming less than all the notes, the trustee will select the particular notes to be redeemed by lot or by another method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

     Except as described above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

RANKING

     The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness.


     We currently conduct a substantial portion of our operations through our subsidiaries, and our subsidiaries generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. The notes will be structurally subordinated to all obligations of our subsidiaries, including claims of trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The indenture does not limit the amount of debt our subsidiaries can incur, and it restricts our ability to incur secured debt, subject to the limitations described under "Descriptions of Debt Securities -- Certain Covenants" in the accompanying prospectus.

NOTICES

     We will mail notices and communications to the holder's address shown on the register of the notes.

PAYING AGENTS AND TRANSFER AGENTS

     The trustee will be the paying agent and transfer agent for the notes.

THE TRUSTEE


     First National Bank of Chicago is the trustee under the indenture. The trustee and its affiliates also perform certain commercial banking services for us for which they receive customary fees.


BOOK-ENTRY DELIVERY AND SETTLEMENT

     We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

     DTC has advised us as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934

     - DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates

     - Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations

     - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     - Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly

     - The rules applicable to DTC and its participants are on file with the SEC


     We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

     We expect that under procedures established by DTC:

     - upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designed by the underwriters with portions of the principal amounts of the global notes

     - ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants

     The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

     Payments on the notes represented by the global notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

CERTIFICATED NOTES

     We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

     - DTC notifies us that it is no longer willing or able to act as a depository for the global notes, and we have not appointed a successor depository within 90 days of that notice

     - an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes or

     - we determine not to have the notes represented by a global note.

     Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

                                  UNDERWRITING


     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of the notes set forth opposite the name of such underwriter.



                                                               PRINCIPAL
                                                               AMOUNT OF
NAME                                                             NOTES
----                                                          ------------
Salomon Smith Barney Inc. ..................................  $
Bear, Stearns & Co. Inc. ...................................
Goldman, Sachs & Co. .......................................
                                                              ------------
          Total.............................................  $300,000,000
                                                              ============



     The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.



     The underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to offer some of the notes to certain dealers at the public offering price less a concession not in excess of % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of % of the principal amount of the notes on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed by the underwriters.



     The notes are a new issue of securities with no established trading market. We do not presently intend to list the notes on any national securities exchange. We have been advised by the underwriters that they intend to make a market in the notes but the underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.



     The underwriting discounts and commissions to be paid to the underwriters
by us in connection with this offering will be      % per note, for a total of
$       . In addition, we estimate that we will incur other offering expenses of
approximately $       .



     The underwriters have performed various financial advisory and investment banking services for us from time to time, for which they have received or will receive customary fees. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.


     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.


     In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of notes in excess of the number of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids for or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. repurchases notes originally sold by that syndicate member in covering syndicate short positions. These activities may cause the price of the notes to be higher than it would be in the open market in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.


                                 LEGAL MATTERS

     The validity of the notes will be passed upon for Great Lakes by Kirkland & Ellis, a partnership including professional corporations, Chicago, Illinois. Certain legal matters relating to the notes will be passed upon for the underwriters by Mayer, Brown & Platt, Chicago, Illinois.

PROSPECTUS

                        GREAT LAKES CHEMICAL CORPORATION

                                  $750,000,000

                       DEBT SECURITIES AND DEBT WARRANTS
                 COMMON STOCK, RIGHTS AND COMMON STOCK WARRANTS
                               CURRENCY WARRANTS

                           -------------------------

      We will use this prospectus to offer and sell securities from time to time. These may include:

-  unsecured senior debt securities

-  unsecured subordinated debt securities

-  warrants to purchase debt securities

-  common stock

-  rights issued under our rights plan
-  warrants to purchase common stock

- warrants to receive the cash value in U.S. dollars of the right to purchase or sell a foreign currency or currency units

-  units consisting of any combination of these securities

     We will provide the specific terms and conditions of these securities in supplements to this prospectus prepared in connection with each offering. These terms and conditions may include:

In the case of debt securities:
- interest rate
- maturity
- ranking
- redemption or repayment prior to maturity
- additional covenants
In the case of warrants:
- expiration date
- exercise price
- conditions to exercisability
In the case of currency warrants:

- base foreign currency or currency units

- formula for determining value

- conditions to exercisability
In the case of any securities:

- price

- size of offering

- underwriting discounts and commissions

     The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------


                  The date of this prospectus is July 7, 1999.

                               TABLE OF CONTENTS

About This Prospectus.......................................      2
Where You Can Find More Information.........................      3
Great Lakes Chemical Corporation............................      4
Use of Proceeds.............................................      4
Ratio of Earnings to Fixed Charges..........................      4
Description of Debt Securities..............................      5
Description of Debt Warrants................................     18
Description of Common Stock and Rights......................     19
Description of Stock Warrants...............................     22
Description of Currency Warrants............................     23
Plan of Distribution........................................     25
Legal Matters...............................................     26
Experts.....................................................     26

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may sell:

- unsecured senior debt securities

- unsecured subordinated debt securities

- warrants to purchase debt securities

- common stock

- rights issued under our rights plan
- warrants to purchase common stock

- warrants to receive the cash value in U.S. dollars of the right to purchase or sell a foreign currency or currency units

- units consisting of any combination of these securities

in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

     The registration statement of which this prospectus constitutes a part (including the exhibits) contains additional important information about us and the securities offered under this prospectus. Specifically, the legal documents that control the terms of any securities offered by this prospectus are filed with the SEC as exhibits to the registration statement. That registration statement can be read at the SEC's web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

     We may sell the securities to or through underwriters or dealers and may also sell securities directly to other purchasers or through agents. See "Plan of Distribution." The applicable prospectus supplement contains the names of any underwriters, dealers or agents involved in the sale of any securities and any applicable fee, commission or discount arrangements with them.

     This prospectus may not be used to consummate sales of any securities described herein unless accompanied by a prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference facilities at:

     - 450 Fifth Street, N.W., Washington, D.C. 20549

     - 7 World Trade Center, Suite 1300, New York, New York 10048

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511

     You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public over the Internet on the SEC's web site at http://www.sec.gov and at the office of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference:

     - our Annual Report on Form 10-K for the year ended December 31, 1998, as amended

     - our Quarterly Report on Form 10-Q for the period ended March 31, 1999


     - our Current Report on Form 8-K filed with the SEC on July 7, 1999


     - our proxy statement for our 1998 annual meeting of stockholders as filed with the SEC on March 29, 1999

     - our Registration Statement on Form 8-A filed with the SEC on March 23, 1999 relating to our rights plan

     - any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus.

     You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

                                    Jeffrey Potrzebowski
                                    Director of Investor Relations
                                    500 East 96th Street, Suite 500
                                    Indianapolis, Indiana 46240
                                    (317) 715-3000

     You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                        GREAT LAKES CHEMICAL CORPORATION

     Great Lakes Chemical Corporation is a Delaware corporation incorporated in 1933, having its principal executive offices in Indianapolis, Indiana. The Company's operations focus on the manufacture of performance chemicals, water treatment chemicals, polymer additive chemicals and energy products and services.

     Our principal executive office is located at 500 East 96th Street, Suite 500, Indianapolis, Indiana 46240 and our telephone number is (317) 715-3000. As used in this prospectus and the accompanying prospectus supplement, "we," "us," "our," "Great Lakes" or the "Company" refers to Great Lakes Chemical Corporation and its consolidated subsidiaries, unless otherwise indicated by the context.

                                USE OF PROCEEDS

     Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including working capital, the repayment or refinancing of our indebtedness, future acquisitions and/or capital expenditures. Until we apply the net proceeds for specific purposes, we may invest such net proceeds in short-term or marketable securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following are our unaudited consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 1998 and for the three months ended March 31, 1999:

                                             THREE MONTHS
                                                ENDED                    YEAR ENDED DECEMBER 31,
                                              MARCH 31,        --------------------------------------------
                                                 1999          1998      1997      1996      1995      1994
                                             ------------      ----      ----      ----      ----      ----
Ratio of earnings to fixed charges.....           6.2          2.6       3.9       6.8       8.4       11.3

                         DESCRIPTION OF DEBT SECURITIES

     The following is a general description of the terms of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement.

     The debt securities may be issued from time to time in one or more series. If the debt securities are "Senior Debt Securities," they will be issued under an Indenture (the "Senior Indenture"), between us and First National Bank of Chicago, as Trustee (the "Senior Trustee"). A copy of the Senior Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. If the debt securities are "Subordinated Debt Securities," they will be issued under an Indenture (the "Subordinated Indenture"), between us and a trustee to be named prior to the offering of any Subordinated Debt Securities (the "Subordinated Trustee"). A copy of the form of Subordinated Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The Senior Trustee and the Subordinated Trustee are referred to herein individually as the "Trustee" and collectively as the "Trustees," and the Senior Indenture and the Subordinated Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures." You should read these documents carefully to fully understand the terms of the debt securities. As used in this "Description of Debt Securities," the "we," us," "our," "Great Lakes" or the "Company" refers to Great Lakes Chemical Corporation, and not to any of its subsidiaries, unless explicitly indicated by the context.

     Because the following is only a summary of certain provisions of the debt securities and the Indentures, it does not contain all information that you may find useful. For further information about the debt securities and the Indentures, you should read the Indentures. The Indentures are substantially identical, except for certain of our covenants and provisions relating to subordination. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indentures.

GENERAL

     The Indentures do not limit the amount of debt securities that we can issue. The Indentures provide that we can issue debt securities from time to time, in one or more series, up to the aggregate amount which our board of directors may authorize. The Indentures do not limit the amount of other Indebtedness or securities, other than certain secured Indebtedness as described below, which we may issue. All Senior Debt Securities will be unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness. All Subordinated Debt Securities will be unsecured and will be subordinated in right of payment to our Senior Indebtedness (which term includes the Senior Debt Securities) as described below under "Provisions Applicable Solely to Subordinated Debt Securities -- Subordination." A substantial portion of our operations are conducted through our Subsidiaries. Creditors of our Subsidiaries are entitled to a claim on the assets of those Subsidiaries. Consequently, in the event of a liquidation or reorganization of any Subsidiary, creditors of that Subsidiary are likely to be paid in full before any distribution is made to us or you, except to the extent that we are recognized as a creditor of such Subsidiary. If we are recognized as a creditor, our claims would still be effectively subordinated to any security interests in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by us.

     The debt securities will be obligations exclusively of the Company. Since our operations are partially conducted through subsidiaries, primarily overseas, our cash flow and therefore our ability to service debt, including the debt securities offered by this prospectus, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or to make any funds available to us to repay its obligations, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     Any right to receive assets of any of our subsidiaries upon their liquidation or reorganization and therefore your right to participate in those assets will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors.

TERMS

     We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates, which may include the following:

          (1) the title of the securities;

          (2) any limit on the amount of the securities;

          (3) the percentage of principal amount at which such securities may be offered;

          (4) the maturity;

          (5) the interest rate or rates;

          (6) the date from which interest will accrue;

          (7) the interest payment dates;

          (8) the record dates for determination of the holders to whom interest is payable;

          (9) any terms for redemption or for sinking fund payments;

          (10) the currency or currencies or units in which the securities are issuable and payable;

          (11) any conversion features;

          (12) whether the offered securities will be represented by one or more global securities, and if so, the method of transferring beneficial interests;

          (13) whether and under what circumstances we will pay Additional Amounts; and

          (14) any other terms or conditions not inconsistent with the Indentures.

     Unless otherwise provided in the prospectus supplement relating to any offered debt securities, principal, interest and Additional Amounts, if any, will be payable, and the debt securities will be transferable or, if applicable, convertible, at the office or agency maintained by us for such purposes; provided that payment of interest on registered debt securities may be made by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. In the case of registered debt securities, interest on such debt securities will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the record date with respect to such interest payment date.

     Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof. The debt securities may be represented by one or more global securities registered in the name of a depository or its nominee and, if so represented, interests in such global security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants as described below. Where debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such debt securities and to payment on and transfer and exchange of such debt securities will be described in the applicable prospectus supplement.

     We may issue some of the debt securities as discounted debt securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount ("Original Issue Discount Securities"). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable prospectus supplement.

     If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain Federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units will be set forth in the applicable prospectus supplement.

     Debt securities may be presented for exchange, and registered debt securities may be presented for transfer, in the manner, at the places or subject to the restrictions set forth in the applicable Indenture, the debt securities and the applicable prospectus supplement. Debt securities in bearer form and the coupons, if any, attached thereto will be transferable by delivery. No service charge will be made for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental change payable in connection therewith.

     The Indentures require us to file with the Trustees, on an annual basis, a certificate as to compliance with specified covenants contained in the Indentures.

     We will comply with Section 14(e) under the Securities Exchange Act of 1934, and any other tender offer rules which may then be applicable, in connection with any obligation of ours to purchase offered debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

     Unless otherwise described in a prospectus supplement relating to any offered debt securities, other than as described below under "-- Limitation on Liens," the Indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction in which we are involved. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding or otherwise affect our capital structure or credit rating. You should refer to the applicable prospectus supplement relating to any debt securities for information with respect to any deletions from, modifications of or additions to the Events of Default described below or our covenants contained in the Indentures, including any addition of a covenant or other provision providing event risk or similar protection.

GLOBAL SECURITIES

     We may issue debt securities as "global securities" that will be deposited with a depository identified in the applicable prospectus supplement. The depository may also act through a nominee. Global securities may be issued in fully registered or bearer form and may be issued in either temporary or permanent form. The specific terms of the depository arrangements for a series of debt securities will be described in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

     Upon the issuance of a global security and the deposit of such global security with or on behalf of the depository of such global security, the depository will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository ("Participants"). The accounts to be credited will be designated by the underwriters or agents of such debt securities or, if such debt securities are offered and sold directly by us, by us. Ownership of beneficial interests in a global security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depository (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

     So long as the depository is the registered owner of a global security, the depository will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable Indenture. Except as provided below or in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

     Payments of principal of and any interest (and premium, if any) on individual debt securities represented by a global security will be made to the depository as the registered owner of such global security. The depository will have sole responsibility and liability with respect to passing such payments along to beneficial holders and for maintaining, supervising or reviewing records relating to beneficial ownership of the debt securities.

     We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to give notice to take any action a holder is entitled to give or take under the applicable Indenture, the depositary would authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We expect that the depository, upon receipt of any payment in respect of a global security, will immediately credit Participants' accounts for their pro rata share of such payments. We also expect that payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If the depository is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities to Participants in exchange for the global security. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement, redeem the global securities and issue individual debt securities to Participants in exchange for such global security.

     Principal of and any premium and interest on a global security will be payable in a manner described in the applicable prospectus supplement.

CERTAIN COVENANTS

LIMITATION ON LIENS

     The Senior Indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary now owned or hereafter acquired, unless all payments due under the Senior Indenture and the Senior Debt Securities are secured on an equal basis with the obligation so secured until such time as such obligation is no longer secured by a Lien. Permitted Liens are excepted from this limitation. See also "-- Exempted Indebtedness" below.

     The Subordinated Indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur, or otherwise cause or suffer to exist or become effective any Liens of any kind upon any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) that secures any Indebtedness that is equal in right of payment with the Subordinated Debt Securities unless all payments due under the Subordinated Indenture and the Subordinated Debt Securities are secured on an equal basis with the obligation so secured until such time as such obligation is no longer secured by a Lien. Permitted Liens are excepted from this limitation. See also "-- Exempted Indebtedness" below.

LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS

     The Indentures provide that neither we nor any Restricted Subsidiary will enter into any sale and leaseback transaction with third parties with respect to any Principal Property (except for temporary leases of a term, including renewals, not exceeding five years) unless either (a) we or such Restricted Subsidiary would be entitled, under the provisions of the Indentures, to incur Indebtedness secured by a Lien on such property to be leased without equally and ratably securing the debt securities, or (b) we, within 180 days after the effective date of such transaction, apply to the voluntary retirement of our Funded Debt an amount equal to the value of such transaction, defined as the greater of the net proceeds of the sale of the property leased in such transaction or the fair value, as determined by the Board of Directors, of the leased property at the time such transaction was entered into. The Indentures define "Funded Debt" as indebtedness (including the debt securities) maturing by the terms thereof more than one year after the original creation thereof. See also "-- Exempted Indebtedness" below.

EXEMPTED INDEBTEDNESS

     Notwithstanding the foregoing limitations on Liens and sale and leaseback transactions, we (and our Restricted Subsidiaries) may issue, assume, suffer to exist or guarantee Indebtedness secured by a Lien without securing the debt securities, or may enter into sale and leaseback transactions without retiring Funded Debt, or enter into a combination of such transactions, if the sum of the principal amount of all such Indebtedness and the aggregate value of all such sale and leaseback transactions does not at any such time exceed 10% of our and our Subsidiaries' consolidated total assets as shown in the latest audited consolidated balance sheet contained in the latest annual report to our stockholders.

CONVERSION

     The Indentures contain certain provisions regarding the conversion of debt securities into common stock (or cash in lieu thereof). The specific terms applicable to a series of convertible debt securities, including the initial conversion price or conversion rate, any adjustments to such conversion price or conversion rate and the conversion period, and the conditions upon which such conversion will be effected will be set forth in the applicable prospectus supplement.

EVENTS OF DEFAULT

     The following are Events of Default under the Indentures with respect to any debt securities of any series:

          (i) failure to pay any installment of interest on or any Additional Amounts with respect to any debt security, continued for 30 days;

          (ii) failure to pay principal of (or premium, if any on) any debt security, either at maturity, upon any redemption or otherwise;

          (iii) failure by us to perform or observe certain other covenants, conditions or agreements contained in debt securities or in the applicable Indenture, continued for a period of 90 days after due notice is given as provided in the applicable Indenture; or

          (iv) certain events of bankruptcy, insolvency or reorganization.

     Additional Events of Default may be added for the benefit of holders of debt securities of a series. The Indentures provide that the Trustee shall notify the holders of debt securities of each series of any continuing default known to the Trustee which has occurred with respect to that series within 90 days after the occurrence thereof. The Indentures provide that, notwithstanding the foregoing, except in the case of default in the payment of the principal of, interest on or any Additional Amounts payable in respect of any of the debt securities of such series, the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

     If an Event of Default of the type described in clause (iv) above has happened and is continuing, then the principal of (or, with respect to a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series), accrued and unpaid interest on, and any Additional Amounts payable in respect of the debt securities will become immediately due and payable. If one or more Events of Default of the type described in clauses (i) through (iii) with respect to any series of debt securities at the time outstanding has happened and is continuing, then either
(x) the Trustee or (y) the holders of not less than 25% of the principal amount of that series of the debt securities then outstanding may declare the principal (or, with respect to a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series), accrued and unpaid interest on and any Additional Amounts payable in respect of the debt securities of that series due and payable immediately. This provision is subject to the condition that if, after any declaration of acceleration and before Stated Maturity of the principal with respect to the debt securities of such series, all arrears of interest and any Additional Amounts and the expenses of the Trustee, its agents or attorneys shall be paid by us or for our accounts, and all Defaults (other than the payment of principal that has been declared due and payable) have been cured to the satisfaction of the Trustee, then the Trustee shall, upon the written request of the holders of a majority in principal amount of the debt securities of the applicable series, waive such Default and rescind or annul the declaration of acceleration; provided that no such waiver, rescission or annulment shall extend to or affect any subsequent Default or impair any right consequent thereon.

     No holder of any debt security of any series will have the right to pursue a remedy under the applicable Indenture or the debt securities, unless (1) such holder gives the Trustee notice of a continuing Default with respect to the debt securities of that series, (2) the holders of at least a majority in principal amount of the debt securities of the applicable series make a request to the Trustee to pursue the remedy, (3) such holder or holders offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense and (4) the Trustee does not comply with the request within 30 days after the receipt of the request and the offer of security or indemnity.

However, nothing contained in the Indentures shall affect or impair the right of any holder of debt securities to institute suit to enforce payment of the principal of, interest on and any Additional Amounts payable in respect of such holder's debt securities on or after the due dates expressed in such debt securities.

     We will be required to furnish to the Trustee a statement, detailing any Defaults of which we are aware, within five days after the occurrence of any such Default.

REPORTS

     The Indentures provide that we will file with the Trustee copies of the annual reports and other information, documents and reports which we are required to file with the SEC under the Securities Exchange Act of 1934. If we are not required to file such reports and other information, the Indentures provide that we shall file with the Trustee and cause to be mailed to the holders of debt securities (i) annual reports containing the information required to be contained in an Annual Report on Form 10-K, (ii) quarterly reports containing the information required to be contained in a Quarterly Report on Form 10-Q and (iii) promptly after the occurrence of an event required to be therein reported, such other reports containing information required to be contained in a Current Report on Form 8-K. We shall also comply with the requirements of Section 314(a) of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

SUCCESSOR COMPANY

     The Indentures provide that we will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets or assign any of our obligations under the debt securities or applicable Indenture, unless (i) the entity formed by or surviving any such consolidation or merger (if other than us), or to which such sale, lease, conveyance or other disposition or assignment shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia; (ii) the Surviving Entity assumes, by a supplemental Indenture in a form satisfactory to the Trustee, all of our obligations under the debt securities and the applicable Indenture; and (iii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing. With respect to the sale of assets, the phrase "all or substantially all" as used in the Indentures varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indentures) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, and therefore it may be unclear as to whether a disposition of assets comes within the terms of this provision.

DISCHARGE

     Each Indenture provides that it will cease to be of further effect (except that certain obligations will survive) with respect to a series of debt securities when all outstanding debt securities of such series authenticated and issued have been delivered (other than destroyed, lost or stolen debt securities that have been replaced or paid) to the Trustee for cancellation and we have paid all sums payable under such Indenture.

MODIFICATION OF THE INDENTURES

     Each Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series at the time outstanding under such Indenture, to enter into supplemental indentures to amend any of the provisions of each Indenture or any supplemental indenture with respect to the debt securities of such series; provided that, unless consented to by each holder of debt securities of such series, no such supplemental indenture may:

          (a) reduce the amount of debt securities whose holders must consent to an amendment or a waiver;

          (b) reduce the rate of or change the time for payment of interest or Additional Amounts, including default interest on any debt security;

          (c) reduce the principal of or change the Stated Maturity of any debt security or alter the provisions with respect to redemption;

          (d) make any debt security payable in money other than that stated in the debt security;

          (e) make any change in the types of amendment that need the approval of every affected holder of debt securities;

          (f) with respect to the Senior Indenture, affect the ranking of the Senior Debt Securities; or

          (g) waive a Default in the payment of principal of, any Additional Amounts payable in respect of or interest on, or with respect to, any debt security.

     We and the Trustee may enter into supplemental indentures which amend the applicable Indenture and the debt securities with respect to a particular series without the consent of any holder of debt securities of such series in order to:

          (a) cure any ambiguity, omission, defect or inconsistency;

          (b) comply with such Indenture concerning the substitution of successor corporations pursuant to a merger or consolidation;

          (c) comply with any requirements of the SEC in connection with the qualification of such Indenture under the Trust Indenture Act;

          (d) provide for uncertificated securities;

          (e) make any change that does not materially adversely affect the legal rights of any holder of debt securities under the applicable Indenture as then in effect;

          (f) secure the debt securities and make intercreditor arrangements with respect to any such debt securities (unless prohibited by such Indenture);

          (g) provide for a replacement Trustee;

          (h) add to our covenants and agreements for the benefit of all the holders of all of the debt securities with respect to a series and surrender any right or power reserved for us in such Indenture; or

          (i) add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of debt securities, so long as any such addition, change or elimination (i) does not (A) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision or (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) becomes effective only when there are no debt securities outstanding under the Indenture.

DEFEASANCE AND COVENANT DEFEASANCE

     Each Indenture provides that we may elect either:

          (a) to terminate (and be deemed to have satisfied) all our obligations with respect to such debt securities (except for the obligations to register transfers or exchanges of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, interest on and any Additional Amounts payable in respect of all debt securities of such series when due) ("defeasance"); or

          (b) to be released from our obligations with respect to certain covenants, including those described above under "Certain
     Covenants -- Limitation on Liens" and "-- Limitations on Sale and Leaseback Transactions" ("covenant defeasance").

In either case, we may be discharged from our obligations only if we deposit with the Trustee, in trust for such purpose, money and/or U.S. Government Obligations (as defined in the Indentures) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any Additional Amounts payable in respect of the outstanding debt securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in such Indenture) with regard to certain matters, including an opinion to the effect that the holders of such debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred. The applicable prospectus supplement with respect to the debt securities of any series may further describe these or other provisions, if any, permitting defeasance or covenant defeasance.

CONCERNING THE TRUSTEE

     The First National Bank of Chicago is the Trustee under the Senior Indenture. Prior to the issuance of any Subordinated Debt Securities under the Subordinated Indenture, we will engage a qualified trustee to serve as Trustee under the Subordinated Indenture. Such Trustee will be an "eligible trustee" under the Trust Indenture Act.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

SUBORDINATION

     The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all our Senior Indebtedness (as defined below). If we should default in the payment of any principal of, interest on or any Additional Amounts payable in respect of any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, upon written notice of such default to us by the holders of such Senior Indebtedness or any Trustee therefor and subject to certain rights of ours to dispute such default and subject to proper notification of the Trustee, unless and until such default has been cured or waived or has ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in our capital stock (or cash in lieu of fractional shares thereof) under any conversion right of the Subordinated Debt Securities or otherwise made in our capital stock.

     The term "Senior Indebtedness" is defined to mean our Indebtedness (including the Senior Debt Securities) outstanding at any time except:

          (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities;

          (b) the Subordinated Debt Securities;

          (c) any Indebtedness of ours to a wholly owned Subsidiary of ours;

          (d) interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

          (e) trade payables.

     If (i) without our consent a court shall enter an order for relief with respect to us under the United States federal bankruptcy laws or a judgment, order or decree adjudging us as bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment or composition of or in respect of us under the United States federal or state bankruptcy or insolvency laws or (ii) we shall institute proceedings for the entry of an order for relief with respect to us under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against us, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of us or of substantially all of our property, or we shall make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings and any Additional Amounts payable in respect thereof) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities. In such event, any payment or distribution on account of the principal of, interest on or any Additional Amounts payable in respect of Subordinated Debt Securities, whether in cash, securities or other property (other than our securities or securities of any other corporation provided for by a plan or reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings and any Additional Amounts payable in respect thereof) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any obligations of ours ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from our remaining assets the amounts at that time due and owing on account of unpaid principal of, interest on and any Additional Amounts payable in respect of the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock or obligations ranking junior to the Subordinated Debt Securities and such other obligations.

     If any payment or distribution on account of the principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities of any character, whether in cash, securities or other property (other than our securities or securities of any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan or reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness remaining unpaid in full.

     By reason of such subordination, in the event of our insolvency, holders of Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. In addition, other creditors of ours who are not holders of Subordinated Debt Securities or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of Subordinated Debt Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Debt Securities.

CERTAIN DEFINITIONS

     The following are certain key definitions used in this section. These and other definitions are contained in the Indentures. You should read the applicable Indenture to understand these sections fully.

     "Additional Amounts" shall mean any additional amounts which are required by a debt security, under circumstances specified therein, to be paid by us in respect of certain taxes imposed on certain holders of such debt securities, or as otherwise specified in the terms of such debt security, and which are owing to such holders.

     "Affiliate" shall mean, with respect to any Person, another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such first Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     "Capitalized Lease Obligation" shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Consolidated Net Worth" shall mean the excess of (i) assets over (ii) liabilities of Great Lakes and its consolidated Subsidiaries and Minority Interests, as determined from time to time in accordance with generally accepted accounting principles.

     "Default" shall mean any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Indebtedness" shall mean, with respect to any Person, at any date, any of the following, without duplication: (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property;
(ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction other than entered into in the ordinary course of business; (iv) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such indebtedness secured by such Lien or the fair market value of the assets of the property securing such Lien; (v) all indebtedness of others (including all interest and dividends on any indebtedness or preferred stock of any other Person for the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and (vi) obligations in respect of Currency Agreements and Interest Swap Obligations.

     "Issue Date" shall mean the first date on which a debt security is authenticated by the Trustee under an Indenture.

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party or property leased to us or any of our Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

     "Minority Interest" is defined as any shares of stock of any class of a Subsidiary that are not owned by us or a Subsidiary of ours.

     "Permitted Liens" shall mean, with respect to any Person: (i) Liens existing on the Issue Date; (ii) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of ours or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries;
(iii) Liens in favor us or any of our Restricted Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds; (vi) Liens on Property to secure Indebtedness incurred for the purpose of (a) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within 180 days after, the acquisition of such Property or (b) financing all or any part of the cost of construction, improvement, development or expansion of any such Property incurred prior to, at the time of, or within 180 days after, such construction, improvement, development or expansion of such Property; (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provisions, if any, as shall be required in conformity with generally accepted accounting principles has been made therefor; (viii) Liens on current assets of Restricted Subsidiaries securing Indebtedness of such Restricted Subsidiaries; and (ix) any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an "existing Lien") enumerated in clauses (i) through (viii) above; provided that the Lien may not extend beyond (A) the Property or Indebtedness subject to the existing Lien and (B) improvements and construction on such Property and the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

     "Person" shall mean any individual, corporation, partnership, limited partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

     "Principal Property" shall mean any manufacturing plant or warehouse owned or leased by us or any Subsidiary, the gross book value of which exceeds one percent of Consolidated Net Worth, other than manufacturing plants and warehouses which the Board of Directors by resolution declares, together with all other plants and warehouses previously so declared, are not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under generally accepted accounting principles.

     "Restricted Subsidiary" shall mean any of our Subsidiaries that is not an Unrestricted Subsidiary.

     "Stated Maturity," when used with respect to any security or any installment of interest thereon, shall mean the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

     "Subsidiary" of any Person shall mean (i) any Person of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (ii) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

     "Unrestricted Subsidiary" means (i) any of our Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by the our Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any of our Subsidiaries (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any property of, ours or any of our other Subsidiaries that is not a Subsidiary of the Subsidiary so designated; provided, however, that the Subsidiary to be so designated has total assets of $5,000 or less.

                          DESCRIPTION OF DEBT WARRANTS

     We may issue, together with other securities or separately, warrants for the purchase of debt securities ("Debt Warrants"). The Debt Warrants are to be issued under Debt Warrant Agreements (each a "Debt Warrant Agreement") to be entered into between us and a bank or trust company, as Debt Warrant Agent (the "Debt Warrant Agent"), all as set forth in the applicable prospectus supplement. The Debt Warrant Agent will act solely as our agent in connection with the Debt Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Debt Warrants. A copy of the form of Debt Warrant Agreement, including the form of warrant certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. Because the following is only a summary of the Debt Warrant Agreements and the Debt Warrant Certificates, it does not contain all of the information that you may find useful. For further information about the Debt Warrant Agreements and the Debt Warrant Certificates, you should read the Debt Warrant Agreements and the Debt Warrant Certificates.

GENERAL

     You should look in the accompanying prospectus supplement for the following terms of the offered Debt Warrants:

          (a) the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants;

          (b) the specific designation and terms of any related debt securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such debt security;

          (c) the date, if any, on and after which such Debt Warrants and the related debt securities will be separately transferable;

          (d) the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased upon such exercise;

          (e) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date");

          (f) if the debt securities purchasable upon exercise of such Debt Warrants are original issue discount debt securities, a discussion of Federal income tax considerations applicable thereto; and

          (g) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

     Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the prospectus supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of and premium or interest, if any, on the debt securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

     Each Debt Warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth in, or to be determinable as set forth in the applicable prospectus supplement. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

     Debt Warrants may be exercised as set forth in the applicable prospectus supplement relating to such Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                     DESCRIPTION OF COMMON STOCK AND RIGHTS

     We may issue, separately or together with or upon conversion of or exchange for other securities common stock, $1.00 par value ("Common Stock"), and associated stock purchase rights ("Rights"), all as set forth in the applicable prospectus supplement. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the following documents:

          (i) our Certificate of Incorporation (the "Certificate");

          (ii) our By-Laws (the "By-Laws"); and

          (iii) our Rights Plan, dated February 15, 1999, as may subsequently be amended (the "Rights Agreement"), between us and Harris Trust Company of New York, as Rights Agent, pursuant to which the Rights are issued.

A copy of each of the Certificate, By-Laws and the Rights Agreement are incorporated by reference as exhibits. See "Where You Can Find More Information."

COMMON STOCK

     The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock.

     Dividend Rights. Each share of Common Stock ranks equally with every other share of Common Stock with respect to dividends and distributions. Dividends may be declared by the Board of Directors and paid by the Company at such times as the Board of Directors may determine, under the provisions of the Delaware General Corporation Act.

     Voting Rights. Each holder of Common Stock is entitled to one vote per share of such stock held by him of record. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to vote on all matters requiring shareholder approval under the Delaware General Corporation Act and the Certificate and By-Laws, and to elect the members of the Board of Directors. Directors are divided into three classes, each of which has, as nearly as possible, the same number of directors. At each annual meeting of the shareholders, the directors elected to succeed those whose terms have then expired are designated as being of the same class as the directors they succeed and (subject to removal) hold office for a three-year term expiring at the third succeeding annual meeting of the shareholders.

     Liquidation Rights. On liquidation, holders of Common Stock are entitled to receive all assets which remain after satisfaction of all of our liabilities and obligations. Each share of Common Stock ranks equally with every other share of Common Stock with respect to liquidating distributions.

     Preemptive and Other Rights and Obligations. Holders of Common Stock are not entitled to preemptive rights, conversion rights or redemption rights and have no liability for further calls or assessments by or on behalf of the Company.

RIGHTS PLAN

     On February 15, 1999, our Board of Directors declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on April 1, 1999 (the "Record Date") and has authorized the issuance of one Right for each share of Common Stock issued between the Record Date and the Distribution Date. Each Right entitles the registered holder to purchase one share of Common Stock from us at a purchase price of $170.00, subject to adjustment in certain circumstances. The description and terms of the Rights are set forth in the Rights Agreement.

     Initially, the Rights will be attached to the certificates representing outstanding shares of Common Stock, and no separate Rights Certificates evidencing the Rights will be distributed. Until such time as separate Rights Certificates are issued, the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earliest to occur of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (the date of such announcement being the "Stock Acquisition Date"), (ii) ten
(10) business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Common Stock or (iii) the tenth business day after the Board of Directors determines that a person or group who has acquired 10% or more of the Common Stock of the Company intends to cause the Company to repurchase such shares or to pressure the Company to take action that is not in the best interests of the Company or is reasonably likely to cause a material adverse impact on the Company (an "Adverse Person"). Until the Distribution Date, the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 15, 2009, unless earlier redeemed by the Company as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of Common Stock issued after the Distribution Date will be issued with Rights if such shares are issued pursuant to the exercise of stock options or under an employee benefit plan, granted or awarded as of the Distribution Date, or upon the exercise, conversion or exchange of securities issued after adoption of the Rights Agreement. However, no additional rights will be issued if such issuance would create a significant risk of a material adverse tax consequence to the Company or if some other appropriate adjustment has been made in lieu of the issuance. Except as otherwise determined by the Board of Directors, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

     In the event that (i) a Person becomes the beneficial owner of more than 15% of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock at a price and on terms which a majority of the independent directors of the Company determines to be fair to, and otherwise in the best interests of, the stockholders) or (ii) Board of Directors determines that a person who has acquired 10% or more of the Common Stock of the Company is an Adverse Person, at any time following the Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, a number of shares of Common Stock having a value equal to twice the Right's Purchase Price. Notwithstanding any of the foregoing, following the occurrence of any of the events specified in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

     In the event that following the Stock Acquisition Date, (i) the Company is acquired in a merger or consolidation in which the Company is not the surviving corporation (other than a merger described in the preceding paragraph or a merger that follows a tender offer determined to be fair to the stockholders of the Company, as described in the preceding paragraph), (ii) in connection with a merger in which the Company is the surviving corporation and in which all or part of the Common Stock is exchanged for other securities, cash or property, or
(iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise of the Right, common stock of the acquiring company having a value equal to two times the Exercise Price of the Right. The Exercise Price is the Purchase Price multiplied by the number of shares of Common Stock issuable upon exercise of a Right prior to the events described in this paragraph (initially, one). The events set forth in this paragraph and in the preceding paragraph are collectively referred to as the "Triggering Events."

     The Purchase Price payable, and the number of shares of Common Stock issuable, upon exercise of the Rights are subject to adjustment from time to time (i) to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) if holders of the Common Stock are granted certain rights or warrants to subscribe for Common Stock or securities convertible into Common Stock at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Common Stock will be issued upon exercise of the Rights and, in lieu thereof, a cash payment will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

     As long as no Adverse Person has been identified by the Board of Directors, at any time until the earlier of (i) the close of business on February 15, 2009 and (ii) fifteen days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the election of the Company, in cash or shares of Common Stock.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of an acquiring company.

     Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     A copy of the Rights Agreement has been filed with the SEC as an Exhibit to a Registration Statement of the Company on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company upon written request therefor. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

                         DESCRIPTION OF STOCK WARRANTS

     We may issue, together with other securities or separately, stock warrants for the purchase of Common Stock ("Stock Warrants"). The Stock Warrants are to be issued under stock warrant agreements (each a "Stock Warrant Agreement") to be entered into between us and a bank or trust company, as stock warrant agent (the "Stock Warrant Agent"), all as set forth in the applicable prospectus supplement. The Stock Warrant Agent will act solely as our agent in connection with the Stock Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Stock Warrants. Copies of the forms of Stock Warrant Agreements and the forms of warrant certificates (the "Stock Warrant Certificates") will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. The following description of certain provisions of the forms of Stock Warrant Agreements and Stock Warrant Certificates does not purport to be complete and is subject to, and are qualified in their entirety by reference to, all the provisions of the Stock Warrant Agreements and the Stock Warrant Certificates to be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part.

GENERAL

     If we offer warrants for the purchase of Common Stock, the applicable prospectus supplement will describe their terms, which may include the following:

          (i) the offering price of such Stock Warrants, if any;

          (ii) the procedures and conditions relating to the exercise of such Stock Warrants;

          (iii) the number of shares of Common Stock purchasable upon exercise of each stock warrant and the initial price at which such shares may be purchased upon exercise;

          (iv) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire (the "Expiration Date");

          (v) a discussion of Federal income tax considerations applicable to the exercise of Stock Warrants;

          (vi) call provisions of such Stock Warrants, if any; and

          (vii) any other terms of the Stock Warrants.

     The shares of Common Stock issuable upon the exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

     Prior to the exercise of their Stock Warrants, holders of Stock Warrants will not have any of the rights of holders of the Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

EXERCISE OF WARRANTS

     Each Stock Warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, Stock Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, unexercised Stock Warrants will become void.

     Stock Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Stock Warrant Agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Stock Warrants represented by such Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

ANTI-DILUTION PROVISIONS

     Unless otherwise specified in the applicable prospectus supplement, the exercise price payable and the number of shares purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

          (i) the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock;

          (ii) the issuance of rights, warrants or options to all holders of Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of the Common Stock; or

          (iii) any distribution by us to the holders of our Common Stock of evidences of our indebtedness or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (i) above).

No fractional shares will be issued upon exercise of Stock Warrants, but we will pay the cash value of any fractional shares otherwise issuable.

                        DESCRIPTION OF CURRENCY WARRANTS

     We may issue, together with debt securities or Debt Warrants or separately, currency warrants which either: (i) entitle the holders thereof to receive from us the Cash Settlement Value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars (each, a "Currency Put Warrant") or (ii) entitle the holders thereof to receive from us the Cash Settlement Value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars (each, a "Currency Call Warrant"). The spot exchange rate of the applicable Base Currency, upon exercise, as compared to the U.S. dollar, will determine whether the currency warrants have a Cash Settlement Value on any given day prior to their expiration.

     The currency warrants are to be issued under a currency warrant agreement (each a "Currency Warrant Agreement") to be entered into between us and a bank or trust company, as agent (the "Currency Warrant Agent"), all as set forth in the applicable prospectus supplement. The Currency Warrant Agent will act solely as our agent in connection with the currency warrants of such series and will not assume any obligations or relationship of agency or trust for or with any warrant holders. Copies of the forms of Currency Warrant Agreements and the forms of global warrant certificates representing the Currency Put Warrants and the Currency Call Warrants (the "Currency Warrant Certificates"), reflecting the provisions to be included in the Currency Warrant Agreement that will be entered into with respect to particular offerings of Currency Warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part are filed as exhibits in the applicable registration statement of which this prospectus is a part. The following description of certain provisions of the forms of Currency Warrant Agreements and the Currency Warrant Certificates does not purport to be complete and is subject to all the provisions of the Currency Warrant Agreements and the Currency Warrant Certificates, respectively, to be filed in an amendment to the registration statement of which this prospectus is a part or to be filed on a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

     If we offer currency warrants, the applicable prospectus supplement will describe their terms, which may include the following:

          (i) whether such currency warrants will be Currency Put Warrants, Currency Call Warrants, or both;

          (ii) the formula for determining the Cash Settlement Value, if any, of each currency warrant;

          (iii) the procedures and conditions relating to the exercise of such currency warrants;

          (iv) the circumstances which will cause the currency warrants to be deemed to be automatically exercised;

          (v) any minimum number of currency warrants which must be exercised at any one time, other than upon automatic exercise; and

          (vi) the date on which the right to exercise such currency warrants will commence and the date on which such right will expire (the "Expiration Date").

BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Except as may otherwise be provided in the applicable prospectus supplement, the currency warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing currency warrants. A holder's ownership of a currency warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of currency warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any currency warrant will be effected only through the selling holder's brokerage firm.

EXERCISE OF CURRENCY WARRANTS

     Each currency warrant will entitle the holder to receive the Cash Settlement Value of such currency warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable prospectus supplement. If not exercised prior to 3:00 P.M., New York City time, on the third New York Business Day preceding the Expiration Date, currency warrants will be deemed automatically exercised on the Expiration Date.

                              PLAN OF DISTRIBUTION

     The following summary of our plan for distributing the securities offered under this prospectus will be supplemented by a description of our specific plan for each offering in the prospectus supplement relating to such offering. Such description will include, among other things, the terms of the underwriting arrangements applicable to such offering.

     We may sell the securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of such offered securities, including the name or names of any underwriters, dealers or agents, the purchase price of such offered securities and the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any bidding or auction process. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering, the offered securities will be acquired by the underwriters for their own account. The offered securities may be sold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be set forth in the applicable prospectus supplement together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such offered securities if any are purchased.

     Offered securities may be sold directly by us or through agents designated by us from time to time. The prospectus supplement will set forth the name of any agent involved in the offer or sale of the offered securities in respect of which the prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     Any underwriters, dealers, or agents participating in the distribution of the offered securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

     Agents, dealers or underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

     The offered securities, other than the Common Stock, will be a new issue or issues of securities with no established trading market. Any Common Stock offered by this prospectus will be listed. Unless otherwise indicated in the applicable prospectus supplement, we do not currently intend to list any offered debt securities or warrants on any securities exchange. No assurance can be given that the underwriters, dealers or agents, if any, involved in the sale of the offered securities will make a market in such offered securities. Whether or not any of the offered securities are listed on a national securities exchange or the underwriters, dealers or agents, if any, involved in the sale of the offered securities make a market in such offered securities, no assurance can be given as to the liquidity of the trading market for such offered securities.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us under contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include:

     - commercial and savings banks,

     - insurance companies,

     - pension funds,

     - investment companies, and

     - educational and charitable institutions and others,

but in all cases will be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and, if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the securities offered hereby will be passed upon for us by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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                                  $300,000,000


                        GREAT LAKES CHEMICAL CORPORATION


                                    % NOTES DUE 2009


                                  [GLCC LOGO]



                                  ------------

                             PROSPECTUS SUPPLEMENT


                                          , 1999


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                              SALOMON SMITH BARNEY

                            BEAR, STEARNS & CO. INC.

                              GOLDMAN, SACHS & CO.

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